OTCQB: CAPC

Capstone Companies, Inc.
Fourth Quarter and Year End 2012 Financial Results
Teleconference and Webcast
March 28, 2013

Operator:  Greetings and welcome to the Capstone Companies, Incorporated Fourth Quarter and Year End 2012 Financial Results conference call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Deborah Pawlowski, Investor Relations for Capstone Companies, Incorporated.  Thank you, Miss Pawlowski, please begin.

Deborah Pawlowski:  Thank you, Dan, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  They will be discussing the results of the third quarter, as well as giving their perspective on the business.  This will conclude with a question and answer session.  If you do not have the release that was distributed after market yesterday, it is available on the Company website at capstonecompaniesinc.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question and answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission which can be found at our website or at sec.gov.

So with that, let me turn the call over to Stewart.

Stewart Wallach:  Thanks, Debbie.  Good morning.  We appreciate your time with us today.  First, I'm going to recap the strategic changes we executed in 2012, the initiatives associated with each of these advancements and the traction that we are gaining from those efforts, and then comment on why we believe these changes define the future of Capstone.

Our three strategic imperatives are as follows: one, deepen our market penetration for our Power Failure Lighting products; two, expand our product portfolio, application expansions, as well as entirely new products; and three, capitalize on our expertise in innovative and rapid product development, contract manufacturing management in China, and product import and logistics know-how.

Let's start by addressing the market penetration.  The most significant move we made in 2012 was the establishment of our domestic distribution system.  This strategy enabled us to secure vendor numbers with major accounts to include Office Depot, Home Depot, and Walmart, which we were not doing business with prior to the introduction of the domestic program.  We also expanded our relationship with Target by moving from a seasonal promotional display program to be on their on-shelf planogram within the book light category.

As you know, moving to this model created a lull in sales in the first half of the year, as we discussed in both Q1 and Q2 webcasts, as we shifted from promotional events to regular stocking.  The process to be qualified as a vendor is challenging, but we have increased the number of retailers with which we have vendor numbers.  Once qualified, each product is also subject to extensive reviews.  Putting each project through the validation process and then getting on the shelving schedule is time-consuming and cumbersome.  In some cases, we've underestimated just how long a review process can take place.  I would say after this last year that my initial expectation of a six-month process was very optimistic.  We estimate now this process is a minimum of 9 months to upwards of 15 months, from the time that we get involved in the review process to finding our way to the shelf.  Nonetheless, we made headway through the year as evidenced by our 20% growth in revenue in the fourth quarter.

Total revenue in the year of $8 million represented over 1 million units of lighting products that moved through our system.  That's a number we very seldom talk about, but I think it's important to point out the magnitude of work involved in achieving revenue at the $8 million level.  I repeat, that is over 1 million units of lighting products that were produced and shipped.

Midyear, we redirected our resources to focus on our marketing initiatives.  This meant reducing spending in other areas, which included our Investor Relations, which we have cut dramatically.  We intend to create value through market penetration of our products, not through an abundance of press releases.  We also rebranded our products to create a more cohesive consumer-friendly look and developed a destination display for store shelves.  This will allow and enable easier expansion of the product line.  The power failure solutions category and safety categories are growing, and we are helping to drive this concept with our power failure lighting products.

We also completed the extensive review required by QVC during 2012, which involved, in addition to product testing, addressing specific requirements on inventory levels, packaging particular to their specification and negotiating sales guarantees.  After that extensive process, it will likely still be another four to six months before we are on the show schedule.  We certainly will announce our scheduling in advance of airing.  Our shareholders often call in and say: "You know, why aren't we on television?"  This is not because of any lack of effort on our part.  It is driven by processes controlled by the respective clients.  And particularly, as it relates to QVC, it's an extensive process, but I'm happy to say that we have been approved, accepted, and we expect to be on the air in the months ahead.

Our second strategic imperative to build our product portfolio has been accelerated with the engagement of AC Kinetics.  They are focused on advanced product development for us, whereas basic product enhancements and modifications we can continue to handle in-house.  We anticipate this will provide us a significant edge in the marketplace.  Point of fact, and I'll elaborate a little later, the first project that we've given to AC Kinetics, which we refer to as Project 100, was a project that we tried to develop and engineer in China for the better part of a year and the engineering effort failed.  We have turned that over to AC Kinetics, and I'm proud to say that they are making tremendous strides.  In fact, we are in the final stages of testing on the product at this point.

As to our third growth initiative, we believe we have inherent capabilities upon which we can expand.  We've talked about this in the past.  We're taking little steps at this point in time.  We have an infrastructure in place overseas and we are specifically going to focus on those expertise areas that we have demonstrated over the course of the last couple of years: one, design and engineering of innovative consumer products; two, rapidly develop processes and material sources for manufacturing; three, establish and maintain low cost manufacturing in China; four, manage extensive quality control procedures; and five, oversee the logistics of importing millions of products from halfway around the world.

We established Capstone International specifically to exploit these capabilities.  This business primarily has three responsibilities, two of which were established recently.  One, there is the Capstone Industries factory operations which includes quality assurance and control, contract manufacturer, our OEM contract manufacture relationships, and capacity management.  Two, and this is one of our recent initiatives, we have established buying agency services.  In effect, what Capstone International does for Capstone Industries it can also do for other businesses that have products they need manufactured at high volumes for low-cost, which is ideal to China. We find manufacturers, establish production design, obtain certifications, provide QA/QC oversight, as well as logistics management.  This is a fee-based business model.  We currently have three contracts that have been initiated.  Our fees are typically between 5% and 6% of the total factory purchases, dependent upon the value of the products being sourced.  And three, we are expanding our capabilities to source, qualify, and sell on a direct-to-retail basis innovative products outside our core lighting businesses.  Products will be within categories, including electronics, home appliances, hardware, and sporting goods.  This is a new initiative in 2013.

We expanded the management in China to grow these new sources of revenue.  Larry Sloven, a longtime Director of Capstone Companies, has agreed to relocate back to China, where he lived and worked for more than 20 years, to help us drive our expanded initiative with Capstone International.  James Hung, who is Acting Managing Director, served us well in establishing the initial infrastructure, and setting the stage for Larry Sloven and the future team.  Larry brings extensive experience for our expanded initiatives, as he formerly provided these services for such noted companies as Dick's Sporting Goods, Sports Authority, and Circuit City, just to name a few.

We also continue to be encouraged by the reception of our power failure lighting products and are excited about our expansion plans in China that directly address our strategy for faster growth.

With that overview completed, I'd like to turn this over to Gerry for the financials.  Gerry?

Gerry McClinton:  Okay.  Thank you, Stewart, and good morning, everyone.  For those people that have heard me before, I don't normally sound like this.  I'm kind of suffering from a sinus problem.  I don't even think Stewart wants to be in the room, but bear with me please.

Rather than just provide numbers for you, I will also provide a brief explanation of the numbers, so you can better understand the reasoning behind the results.  So, let's go straight to the numbers.

Net revenue for the years ending December 31, 2012 and 2011 were approximately $8.36 million and $10.25 million, respectively.  That's a reduction of $1.9 million over 2011.  For the fourth quarter of 2012, net revenue was $2.5 million compared with $2.1 million in 2011, an increase of $400,000 over 2011.

Now, even though revenues in the fourth quarter were 19.6% higher than in 2011, the year-to-date revenue during 2012 was impacted by several occurrences.  As Stewart explained, the Company made a strategic decision in 2012 to expand distribution, so products could be offered from our L.A. warehouse for U.S. domestic shipments to such noted retailers as Home Depot, Target, Office Depot, True Value, and Walmart; and those were for non-promotional periods.  This product availability enables the retailer to stock our products daily and replenish inventory based on rates of sale in their stores.

The financial impact of this strategy caused some retailers that would normally have placed a large direct import order to change their ordering pattern to weekly or biweekly replenishment orders.  As an example, instead of having a large direct order that would've shipped in the third quarter of 2012, we now ship every week through 2013.  So, revenue that we lost in 2012 because of this change should now be picked up in 2013, as these programs typically last for at least one year rather than 13 weeks, as is common in the Direct Import program.  This will also help to normalize future business volumes by minimizing the spikes in activity associated with the majority of the Company business being promotional or seasonal.

Some of these domestic programs should actually have started in early second quarter 2012.  We had the goods in our warehouse.  We were ready, but certain retailers delayed implementation, some as late as the third quarter, which resulted in the reduced revenue, particularly in the first half of the year, and we were unable to regain the shortfall.  But, I would like to note that we still shipped an excess $1.5 million to retailers in 2012 from our Domestic Warehouse Program, so we know it is starting to kick in.

Cost of sales for the years ended December 31, 2012 and 2011 were approximately $6.6 million and $7.8 million, respectively.  For the fourth quarter of 2012 and 2011, cost of sales were approximately $2 million and $1.6 million, respectively.

Despite rising component and labor costs in China, our overall material costs have increased just slightly during the year.  This has been achieved through strategic and volume material buying and negotiations with our factories.  However, as a percent of sales, the cost percentage has increased, mainly because we have provided additional sales and promotional allowances to retailers that promote product sell-through and consumer product awareness.

Gross profit for the year ended December 31, 2012 was approximately $1.8 million compared with $2.5 million in 2011, a reduction of $690,000.  Gross profit as a percentage of net sales was 21.4% for this year compared with 24.2% in 2011.  Gross profit for the fourth quarters of 2012 and 2011 was approximately $462,000 and $524,000, respectively, a reduction of $62,000.  The gross profit reduction from the 2011 level was mainly the result of reduced sales volume and the additional marketing promotional allowances provided to retailers to develop consumer product awareness.

Operating expenses were approximately $2.1 million in 2012 compared with $1.6 million in 2011.  That's a net increase of $500,000.  Operating expenses for the fourth quarters ended December 31, 2012 and 2011 were approximately $606,000 and $444,000, an increase of $162,000 over 2011.

Now, as I review the expenses for the year, we would like to point out that we pride ourselves in cost/expense containment.  We've been doing this for a long time.  We run a very lean and efficient operation, as evidenced by a reduction in our G&A expenses as compared with last year.  However, this year we have continued to invest in excess of $0.5 million, not including new product development costs, in expenses that will allow our Company to grow and generate future revenue growth domestically and internationally, which is the main reason for the increase in operating expenses.

So, let me share some of those increases for you, so you can get a better awareness of what they are.  Sales and marketing expenses were $364,000 in 2012 compared with $146,000 in 2011 - that's an increase of $218,000, pretty major - as we invested $79,000 in three international trade shows, one of which we'd never attended before, $141,000 in advertising and marketing allowances, and $80,000 in warehouse and handling costs in setting up the U.S. domestic program, from which we will benefit for years to come.

Compensation expenses were approximately $901,000 in 2012 as compared with $798,000 in 2011, an increase of $103,000, as we added additional support staff.  Professional fees for 2012 were $269,000 compared with $96,000 in 2011, an increase of $173,000, as we incurred expenses in staffing the new Capstone International Hong Kong for the Director and a Manager, investor relations activities with Kei Advisors and, very important, new rebranding and package design of our product line and websites, which, as investors, you haven't even seen yet.  This is investment that has been made, and we're still working through that process.

Product development for 2012 was $227,000 as compared with $197,000, an increase of $30,000.  Other general and admin costs for 2012 were $360,000, down $9,000 from $369,000 the year before.

For the year ending December 31, 2012, interest expenses were approximately $274,000, a reduction of $22,000 compared with $296,000 in 2011.  This expense reduction was due to a reduction of funding requirement to purchase products overseas because of the reduced sales volume, but I would like to point out that this reduction would actually have been even larger; however, we did incur additional interest expense of approximately $80,000 in order to fund higher inventory levels associated with the implementation of the domestic inventory program.

For the year ended December 31, 2012, the Company had a net loss of approximately $607,000 compared with a net income of approximately $576,000 in 2011.  For the fourth quarter ended December 31, 2012, the Company had a net loss of $236,000 compared with a net loss of $27,000 in the fourth quarter of 2011.

As discussed earlier, the overall results were adversely impacted by the reduced net revenue for the year, combined with the increase in operating expenses, for which I've explained some of the reasoning, but there's one other issue.  It is also worth noting that of the $607,000 net loss, $274,000, or 45.1%, was the result of servicing debt and the resulting interest charges.  It is our goal to reduce these debts as quickly as our cash flow will allow.

Now, we understand that, at a $10 million revenue stream, the Company turns a profit and generates cash.  With the strategic investments we have expensed in 2012, we feel that the 2013 goal of $15 million can be exceeded.

Stewart Wallach:  Gerry, let me interrupt for a second, because we've made a lot of references to the domestic program and, although it's our Company policy not to give guidance or predict business, I think that we're within days of the quarter.  Out of curiosity and maybe some insight for the shareholders, we've alluded to the fact that the domestic program was not available in the first half of 2012 and it is now available in 2013.  Do you have any indication that you're prepared to share, relative to the first quarter sales activity comparative 2013 versus 2012?
First quarter, by the way, just for everyone's edification and for new shareholders, is historically the smallest quarter, our lowest quarter of revenue.

Gerry McClinton:  Yes.  Well, you know me.  I don't like giving guidance at all quarter-to-quarter, but when you have a direct or a domestic program like this and you're getting weekly orders, you see what the point-of-sale is at the store level and you can see the rate of sale and how inventory is turning.  I can tell you that our numbers for the first quarter will be significantly higher and, in fact, nearly double what they were last year.

Stewart Wallach:  Okay.

Gerry McClinton:  So, it's now starting to kick in.  I'm now looking at projections for the second and third quarters to make sure our inventory levels are there and it's very encouraging, so these programs are really starting to kick in.

Stewart Wallach:  But, sales in Q1 2013 will be close to double what they were in Q1 2012?

Gerry McClinton:  Directly a result of the Domestic Program.

Stewart Wallach:  That's the number we were looking for.

Gerry McClinton:  All right.

Stewart Wallach:  Thank you.

Gerry McClinton:  Okay, so let's just finished this.  Cash used by operating activities for the 12 months of 2012 was approximately $1.4 million, of which $525,000 was used to increase domestic inventory, $1.1 million was used to increase the accounts receivable and we also invested about $110,000 in capital expenditures for the year.  That's $50,000 more than what was invested during 2011 and that number will continue into 2013.

The Company’s cash requirements were funded through a combination of cash generated by operating activities, the $1 million dollar working capital line provided by Company directors, the $4 million factoring line of credit with Sterling National Bank and short-term purchase order loan financing by directors.  Net cash provided by financing activities was $1.7 million.

Stewart, this concludes my summary of the fourth quarter and 12 months 2012.  I will now turn this back to you.

Stewart Wallach: All right.  Thank you, Gerry, for the thorough review.  Debbie, are you there?

Deborah Pawlowski: I'm here.  Can you hear me?

Stewart Wallach:  Okay.  That includes the overview and the executive summaries from both Jerry and myself.  We'd like to open this up to some Q&A.  I see that some questions did come in and also I see that some questions were emailed.  Have those been provided to you?

Deborah Pawlowski:  Yes.

Stewart Wallach:  Okay, so you have some and I believe Aimee has some of those questions, as well.  Can you shoot those off to Debbie?

Aimee Lev-Har:  Yes.

Stewart Wallach:   Okay, so we can go ahead and get those answered.  All right, you want to start off?

Deborah Pawlowski:  Sure.  So lighting has been the backbone of the Company now for a few years.  Are there any potential new products that could be introduced in 2013 that are not related to lighting?

Stewart Wallach:  It's important to point out that lighting is a strong category at retail.  It's a product niche that allowed Capstone Industries to find its way into the biggest retail across America and it is, of course, the product line of Capstone Industries, which is our subsidiary focused on consumer products.  We expect an expanded product lineup including a new, what we’re calling power failure wall plate application, which has just been released.  I can tell you that the market response has been sensational.  And we expect our decorative power failure applications, as well as our redesigned 2012 Eco lineup, to yield good results in the scheduled reviews.  However, our Capstone International strategy is designed and, as I've alluded to prior to this, will take us outside the lighting categories in a quick and effective manner.  It will yield faster and larger volume results, as well.

Deborah Pawlowski:  All right, Aimee, did you have a question there or just, should I go on with mine?

Stewart Wallach:  Why don't you read this?

Aimee Lev-Har:  Recently there has been a lot of selling of Company stock and probably from people who have held this stock for a significant amount of time.  The price is not rising, but continues a downward spiral.

Stewart Wallach:  Let me field that, Gerry.  We have been consistent since 2008 and we continue to build a solid business.   Although revenues declined in 2012, as a result of altering our business model to include domestic distribution programs, we made significant investments in 2012 that will serve to fuel our growth in 2013.  Gerry, reluctantly, just gave us some guidance relative to that.  From our perspective, the revenue growth performance, which directly affects our profitability, is key to gaining our market support.

In short, we remain determined to deliver shareholder value by running an efficient and growing company and by following the strategies as outlined.  We maintain our belief that, if we continue to deliver strong fundamentals and performance, shareholder value will increase accordingly.

Do you have another one?

Aimee Lev-Har:  Has the time not come for CAPC to do a R/S to get the outstanding shares reduced where the stock would become attractive to new investors?

Stewart Wallach:  R/S being Reverse Split.  Okay, a reverse stock split is something that the Board has reviewed.  This question seems to surface at every one of our webcasts and, as such, the Board has taken it seriously.  At this stage, we are focusing all of our energy and resources on growing our Company and our innovative product offerings.  We're looking to make our results speak for themselves, regardless of our shares outstanding.  We believe that there will be an opportune time in the, let's say, not overly distant future, as we grow to address our capital structure.

Aimee Lev-Har:  All right, I have one here, then, and it's in regards to social networking or social media.  It says… why does the Company seem to ignore their Facebook page?  We're not explaining current initiatives.  The recent PRs, including the rebranding, and the associative work with AC Kinetics are highly uninformative.

Stewart Wallach:  Aimee, let me interrupt.

Aimee Lev-Har:  Okay.

Stewart Wallach:   This is definitely an initiative that's going to be addressed.  We agree that social networking and Internet presence are simple, effective ways to communicate with customers and shareholders.  It is something that we are currently addressing.  We do expect to increase our presence in 2013, as our marketing department is expanded.  Facebook, specifically, will be more regularly updated and, as part of our rebranding initiative, our new corporate website is underway and is expected to be operating by May 1.  The structure and the ability for our shareholders to navigate effectively through the corporate website are much improved.  It is also being formatted to allow for regular news events, updates, etc. and I think you'll be very pleased that we addressed that.  The only thing I can say, relative to having ignored the Facebook page, is that I would have to agree.  I would have to give us a nominal grade in that area.  It's just a function of too much work to do with too few people, quite frankly, but we're remedying that, as well, at this point.

Deborah Pawlowski:  Maybe we should ask Dan if he wants to queue up and see if there's anyone online that would like to ask a question.

Stewart Wallach:  Okay.

Operator:  Thank you.  Ladies and gentlemen, at this time we will be conducting a question and answer session on the phone, as well.  If you'd like to ask a question, please press star, one, on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press star, two, if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  One moment, while we poll for questions.  Just a reminder, ladies and gentlemen, if you'd like to ask a question via the phone, please press star, one.

Deborah Pawlowski:  Well, while folks are or are not queuing up, let's continue with the questions that we have from our emails.  Can you describe the progress of the launch of the Hospitality, Safety, and Security Program?

Stewart Wallach:  Yes, in fact, we completed a review with Reid Goldstein, who's the President of Capstone Industries, this past week and that was a topic of discussion, so I have a recap from him, as well.  This is going to be specific, so if some of these product names are not familiar to you, I welcome you to check our website at capstoneindustries.com to familiarize yourself.  The Door Security Monitor, the 2-in-1 10LED Wall Plate, and the Eco-i-Lites were all received very well at the show.  We are now in direct contact with each of the key leads, of which there were in excess of 75 leads that were qualified as A-leads and other potential accounts.  Samples of the Eco-i-Lites and the Door Security Monitor have all been sent to the companies that requested them.  The Wall Plate samples will be sent out in the next few days, as it was just finalized.

Gerry McClinton:  Yes, we got all the testing back and certification.

Stewart Wallach:  We didn't want to release the product until the testing was completed, in case there were modifications required to achieve the ETO.  So, all of these samples will be in the hands of those people interested within the next month and we expect to start to get some solid feedback at that point in time, once the samples are in their hands.

Deborah Pawlowski:  Aimee, did you have other questions there?

Aimee Lev-Har:   Let me take a look.  This question says: please further explain the rebranding initiative.  Is there more to come with the new logo?

Stewart Wallach:  I think what they meant is, is there more than our new logo?  Capstone Companies' rebranding strategy is quite extensive.  I've gone through a few rebranding initiatives over the course of my career and, if there was ever a company that was in need of a rebranding focus, it was us.  Keep in mind, we started with items and items became accepted, and the product line was expanded, and we were very flexible in making package modifications to accommodate each of the specific retailers, all along knowing that, once we essentially got on shelf and we had the ability to expand the product lines and create a program, if you will, an identity was going to be required, a consistent identity that could be easily communicated to consumers, as well as our shareholders.

The Capstone rebranding outwardly projects an overarching vision of the Company's personality products and category strategies throughout all the marketing materials and mediums.  So, no, it's not simply a logo modification.  It is a tool.  It will educate, differentiate, and deepen the share of mind with retailers and consumers.  These should ultimately lead to increased sales, market share, and brand loyalty.

The primary goal of this rebranding is a repositioning.  Today, if you go into the big-box retailers, you'll find our products.  Some of them are in a flashlight area, some of them are in a night light area and some of them are in utility lighting areas.  Our goal is to create a department, a destination for our products.

We've been talking about this for a couple of years with retailers and I will say that, now that we've demonstrated our ability to perform, the retailers have said, "Okay show us.  How would you suggest we do this?"  That was actually at the very front-end of the rebranding initiative.  It all revolves around a corporate brand mark; there's no question about it.  We needed to evoke a more futuristic sense of energy emitting from the Company's team.  It's a beautiful design concept and you'll start to see it on the website, you'll start to see it introduced on Facebook and, of course, the entire new Corporate website will carry this theme throughout.

Inwardly, the rebrand creates clarity of purpose for us and an organizational infrastructure that is readily adaptable for new products and expanded category growth.  Long-term, the ongoing focus, investment and continuing cultivation in building a strong Capstone brand presence will exponentially yield invaluable brand equity for us.

So, no, it's not just a logo.  It affects every aspect of our business.  It has revitalized our approach to the market and I can share with you that, in January alone, as a result of the rebranding, we were invited by three major big-box retailers to present the concept to them, even though they were not in a review period.  I don't think that has happened to this Company since 2008, so it seems to be working.

Deborah Pawlowski:  Oh good, I have one here.  Can you give us any insight as to the progress of AC Kinetics toward achievement of the goals that they were commissioned for?

Stewart Wallach:  Commissioned would mean that we were paying them for the services, that we were engaged with AC Kinetics in the last quarter.  I would say that there are going to be a couple of phases to the AC Kinetics relationship.

First and foremost, I reached out to them.  I know the principals of AC Kinetics from prior business experience with them, more than 20 years.  They are a very capable, very bright team of engineers, all MIT people that recognized something in our Company that they felt and we felt could be very complementary.  That is that we basically take something from cradle to grave.  We take it from concept, we develop the product, we build the product, source the product, and distribute the product, and that was something that was really of interest to them as they wanted to get more involved with monetizing and commercializing some of their concepts.

But, starting the relationship, we assigned a project to them as I mentioned earlier, that we could not get completed.  It was a concept that I came up with, but we could not get it engineered and designed to work with the engineering team in China.  China has some limitations as it relates to product development.  I guess, to be politically correct, they're better at re-engineering or reverse engineering than they are at really creating.  So, we reached out to the team at AC Kinetics and I expect very shortly to have some announcements.

We are also in talks, which we're not going to discuss today, and are increasing our involvement with that company and I think you will all be pleasantly surprised.  I welcome you and I urge you to take a look at the ackinetics.com website to see the type of people and the talent we're dealing with, and also some of their own corporate initiatives as it relates to motor control technology; it’s very exciting stuff.

Deborah Pawlowski:  Okay, I think this is the last one we have here.  I would like to hear what the Company's business outlook for the rest of 2013 is.  Could you also comment on any upcoming events in 2013 that might be of interest to shareholders?

Stewart Wallach:  Well, I believe the initiatives discussed earlier in this webcast support a strong and bullish outlook.  We've made significant reinvestments into the business, we have talent in places where we didn't have talent before, and the management is entirely focused on revenue building.

Once again, Capstone Industries will remain focused on its lighting and security programs, while Capstone International will be delivering promotional revenue opportunities from additional categories.  This is a major, major step for us.  We expect to be involved in the electronics, home appliances, and sporting goods businesses in the months ahead.  The next upcoming events will be the National Hardware Show, which we will be participating in early May, and Mr. Sloven will be relocating to head up the Capstone International initiative in the next 60 days.  We will also be more proactive in reporting developments, once Larry is involved overseas and we start to see some of these initiatives take place, such as promotional businesses being booked.  We'll start to share some of that with you and not just rely on quarter-to-quarter reporting.  So, I think you'll find that exciting.

No more questions, so that should wrap it up.  Debbie?

Deborah Pawlowski:  Yes, I think that wraps it up for to us today, Stewart.  We want to thank everybody for being on the call and we look forward to talking with you next time.

Stewart Wallach: Thank you, everybody, for your time.

Gerry McClinton: Thank you.

Operator: This concludes today's teleconference.  You may now disconnect your lines at this time and thank you for your participation.